As filed with the Securities and Exchange Commission on April 17, 2020

811-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

 FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a) OF THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:

Zell Capital

Address of Principal Business Office (No. & Street, City, State, Zip Code):

175 S. Third, Suite 200

Columbus, Ohio 43215

Telephone Number (including area code):

(937) 935-3581

Name and address of agent for service of process:

William Zell

175 S. Third, Suite 200

Columbus, Ohio 43215

With copies to:

Steven B. Boehm, Esq.

Payam Siadatpour, Esq.

Eversheds Sutherland (US) LLP

700 Sixth Street NW Suite 700

Washington, DC 20001

(202) 383-0100

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A: Yes ☒ No ☐

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the city of Columbus and the State of Ohio on the 17th day of April, 2020.

Zell Capital

		By:	/s/ William Zell
		Name:	William Zell
		Title:	Chief Executive Officer

Attest:	/s/ Steven B. Boehm
Steven B. Boehm
Legal Counsel